Exhibit 10.5

INTELLECTUAL PROPERTY SALE AND PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into with effect from the Effective Date between the Vendor, EURO AMAZING LIMITED (a company incorporated in Hong Kong with Company Number: 2735467 and having its registered office at Room 806, 8/F, World Interests Building, 8 Tsun Yip Lane, Kwun Tong) and the Purchaser, MARVION PRIVATE LIMITED (a company incorporated in Singapore with UEN: 202129098W and having its registered office 138 Cecil Street, #13-02, Cecil Court, Singapore 069538.

WHEREAS:

(A)	The Vendor wishes to sell, transfer, convey, vest and deliver to Purchaser and Purchaser shall purchase and acquire from Vendor, free and clear of all “Encumbrances”, all of Vendor’s right, title and beneficial interest in, including and not limited to “Intellectual Property” relating to the “Purchased Asset” as defined in the Schedule forming part of this Agreement.

(B)	All of Vendor’s right, title and beneficial interest in, including and not limited to “Intellectual Property” relating to the “Purchased Asset” to be transferred to the Purchaser after the Vendor has received full consideration from the Purchaser according to the payment schedule.

(C)	The Purchaser will not assume any liability or obligation of the Vendor in connection with the Purchaser’s purchase of the Purchased Asset pursuant to this Agreement.

IT IS AGREED as follows:

1.	In this Agreement, unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. Save as otherwise indicated, references to "Clauses" and the "Schedule" are to be construed as references to clauses of, and the schedule to, this Agreement. Words importing the masculine gender, feminine gender or neuter shall include the others. All capitalised words and phrases used in the agreement shall bear the meanings ascribed to them as set out in the definitions of such capitalised words and phrases in the Schedule.

2.	The Vendor hereby irrevocably and unconditionally sells and transfers all of its legal and beneficial ownership in Purchased Asset and all of its rights, title and interest in and/or of the Purchased Asset to the Purchaser, and the Purchaser hereby purchases the “Purchased Asset” and accepts all of the Vendor’s legal and beneficial ownership in the Purchased Asset and all of the Vendor’s rights, title and interest in and/or of the Purchased Asset from the Vendor.

3.	The Vendor agrees that the Purchaser shall own the Purchased Asset entirely free of encumbrance or restriction on its use. The Vendor acknowledges and agrees that the Purchaser shall use the Purchased Asset in its sole discretion.

4.	The Vendor represents, warrants and undertakes to and for the benefit of the Purchaser as of the Effective Date as follows:

(i)	Ownership of Purchased Asset: it is either the sole and full legal and beneficial owner, or has been and is as at the date of this Agreement, the full legal and beneficial owner of the Purchased Asset and is legally entitled to enter into this Agreement and has secured all the necessary permissions and authority to do so and, if requested to do so, shall supply to the Purchaser all necessary information, documents and material to demonstrate the ownership of Purchased Asset and provenance of the Purchased Asset;

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(ii)	Title: the Transfer is free from all claims, liens, security interest, encumbrances and all rights of any kind exercisable by third parties, threatened or pending, relating to the Purchased Asset, the Vendor’s title to the Purchased Asset, or the Vendor’s authority to sell the Purchased Asset;

(iii)	Claims: it has no knowledge of any Claims threatened or pending, nor any knowledge of any facts or circumstances likely to give rise to any Claims and shall notify the Purchaser of any Claims in respect of the Purchased Asset as soon as the Vendor becomes aware of it or foresees it. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Purchaser pursuant to this Agreement of all right, title and interest in the Purchased Asset throughout the world and any internet domain names associated with the Purchased Asset;

(iv)	Authorship of Purchased Asset and authenticity: the Purchased Asset is (a) created by the Vendor and (b) is solely the result of the efforts of Vendor;

(v)	Copyrights: the Vendor owns all Intellectual Property in and to the Purchased Asset and the Purchased Asset does not and will not infringe the copyright, trademark or other intangible or proprietary rights of any third-party;

(vi)	Information: it has provided the Purchaser with all information available to the Vendor or of which the Vendor is aware concerning the attribution, authenticity, provenance, description and exhibition history, if any, of the Purchased Asset;

(vii)	Power: it has the capacity to enter into and perform and comply with its obligations under this Agreement;

(viii)	Negative Pledge: it has not created and shall not create, or permit to subsist, any duplicate, reproduction or replica of the Purchased Asset (whether unique or in edition) and it has not licensed to any third-party the right to create any duplicate, reproduction or replica of the Purchased Asset;

(ix)	Authorisation and Consents: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable the Vendor to lawfully enter into and perform and comply with its obligations under this Agreement, and (b) to ensure that those obligations are legal, valid, binding and enforceable, have been taken, fulfilled and done;

(x)	Non-Violation of Laws: its entry into and/or performance of or compliance with its obligations under this Agreement do not and will not violate any law to which it is subject. There is no government or regulatory action pending or, to the knowledge of Vendor, threatened against Vendor before any governmental or regulatory authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay the performance of Vendor’s obligations under this Agreement, and (b) there is no court order or governmental order or regulatory order against Vendor that would prohibit, prevent, enjoin, restrict or materially impair or delay the performance of the Vendor’s obligations under this Agreement.

(xi)	Obligations Binding: its obligations under this Agreement are legal, valid, binding and enforceable in accordance with its terms;

(xii)	Non-Violation of other Agreements: its entry into and/or performance of or compliance with its obligations under this Agreement do not and will not (a) violate any agreement to which it is a party or which is binding on it or its assets, or (b) result in the creation of, or oblige it to create, any security over those assets;

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(xiii)	Litigation: no litigation, arbitration or administrative proceeding is current or pending or, so far as Vendor is aware, threatened (a) to restrain the entry into and/or performance or enforcement of or compliance with the relevant obligations under this Agreement by the Vendor or (b) which has or could have a material adverse effect on it; and

(xiv)	Bankruptcy/Insolvency: no steps have been taken by the Vendor nor have any legal proceedings been started or threatened against the Vendor for its bankruptcy, winding up or insolvency or for the appointment of a receiver, trustee or similar officer of any of its assets.

5.	The Vendor does hereby agree to indemnify, defend and hold the Purchaser free and harmless from any and all third-party demands, claims, suits, actions, judgments, obligations, damages, losses or other liability, including all reasonable attorney or other professional fees and other costs, fees and expenses, suffered or incurred by, or asserted or alleged against the Purchaser (i) arising by reason of, or in connection with, the breach or alleged breach of, or falsity or inaccuracy (or alleged falsity or inaccuracy) of any representation or warranty contained in this Agreement, (ii) arising by reason of, or in connection with, the breach or alleged breach of this Agreement, or (iii) any claim by any third party alleging a right to receive from the Vendor any commission or other payment in connection with the sale of the Purchased Asset.

6.	To the fullest extent permitted by law, the Vendor expressly and irrevocably waives, and covenants not to assert any claims of moral rights of authors (i.e., “droit moral”) or similar rights in connection with the Purchased Asset, including any rights of attribution or integrity, under any applicable law in any jurisdiction, and represents and warrants that it will not cause, assist, or encourage any other person to assert any such rights. Without limiting the generality of the foregoing and without prejudice to clause 10 of this Agreement, the Vendor hereby acknowledges the rights of attribution and integrity generally conferred by Section 106A(a) of Title 17 of the U.S. Code (The Visual Artists Rights Act of 1990, “VARA”) (or any similar law, regulation or rule in any jurisdiction) with respect to certain works, and acknowledges and agrees that:

(i)	the Purchased Asset may be minted into a DOT or any other digital instrument, the Intellectual Property of the Purchased Asset, the DOT and any information attached thereto, including, but not limited to sale and purchase, provenance and valuation, may be displayed, offered for sale on a platform and recorded on a blockchain; and

(ii)	the Purchased Asset, the DOT or the underlying Intellectual Property of the Purchased Asset may be relocated or removed from the DOT platform or relocated onto any other platform, for any reason whatsoever, if and as may be applicable; and

(iii)	the Purchased Asset, the DOT or underlying Intellectual Property of the Purchased Asset may be destroyed, no longer be accessible, may not be maintained in any manner for any reason whatsoever; and

(iv)	the Purchaser retains full discretion to sell or on sell the Purchased Asset and/or the DOT to third parties; and

(v)	the Vendor of his own free act, waives all moral rights in the Purchased Asset under VARA or of any other federal or state or local provision of law, whether in the United States or of any other local or foreign government, including, but not limited to, any claims based upon the Purchaser’s destruction, minting, removal, storage, relocation or sale of the Purchased Asset or DOT.

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7.	The Purchase Price is arrived at on a willing-buyer willing-seller basis, and shall be satisfied and payable as the payment schedule agreed between the Vendor and Purchaser.

8.	This Agreement shall inure to the benefit of the Purchaser and its successors and assigns, and the obligations of the Vendor under this Agreement shall be binding on it and its successors and personal representatives.

9.	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision in this Agreement.

10.	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and the parties hereby submit to the non-exclusive jurisdiction of Singapore courts.

11.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) (or any similar law, regulation or rule in any jurisdiction) of Singapore to enforce any term of this Agreement.

12.	Where a translation of this Agreement in any other language exists, in the event of any discrepancy, the English version will prevail.

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IN WITNESS WHEREOF this Agreement has been duly executed to take effect on and from the Effective Date.

VENDOR
SIGNED, SEALED and DELIVERED CHAN LO CHIU ANGUS its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of EURO AMAZING LIMITED	) ) ) ) ) ) ) )

PURCHASER
SIGNED, SEALED and DELIVERED PHANG LIANG XIONG its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of MARVION PRIVATE LIMITED	) ) ) ) ) ) ) )

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SCHEDULE

1.	“Effective Date” means 14th April, 2022.

2.	“Encumbrances” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

3.	“Vendor” means EURO AMAZING LIMITED (a company incorporated in Hong Kong with Company Number: 2735467 and having its registered office at Room 806, 8/F, World Interests Building, 8 Tsun Yip Lane, Kwun Tong.

4.	“Purchaser” means MARVION PRIVATE LIMITED (UEN: 202129098W), a company incorporated in Singapore and having its registered office at 138 Cecil Street, #13-02, Cecil Court, Singapore 069538, which expression shall include its successors and assigns.

5.	“Asset” means the Intellectual Property of the Asset as set forth in Exhibit A.

6.	“Purchased Asset” means the associated licensing, sub licensing rights (in whole or in part) and associated territorial rights pertaining to the Asset and as follow:

(i)	A perpetual worldwide licence for each Asset to mint 10 DOT per category for 10 categories of adaptation rights arising out of or derived from the Asset;

(ii)	The 10 categories of adaptation rights are as per the following:

(1)	Adaptation rights and transaction rights of live-action cinema films: including all rights required for adaptation of theatrical film works, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights (Animation category is not included). Theatrical movies referred to in this agreement include theatrical movies (only for theatrical playback), film theatrical movies (theatrical movies which shot on film), and digital theatrical movies (theatrical movies which are shot and produced digitally).

(2)	Adaptation rights and transaction rights of live-action online movies/TV movies: including all rights required for adaptation of web movies/television works, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc., (Animation category is not included). The online movies/television movies referred to in this agreement include online movies (only for online playback, web movies with network as the main dissemination platform, and computers, mobile phones and various handheld electronic devices as receiving terminals), TV movies (only for TV playback), film web movies/Television films (Internet Movie/Telecine which shot on film), digital web movies/television film (Internet movies/television films which are shot and produced digitally).

(3)	Adaptation rights and transaction rights of live-action web series/TV series: including all rights required for adaptation of web series/TV series, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Animation category is not included). The network series/TV series referred to in this agreement include TV series (only broadcast on the Internet, using the network as the main communication platform, using computers, mobile phones and various handheld electronic devices as the receiving terminal) created audio-visual works), film web series/TV series (Web series/TV series which filmed on film), digital web series/TV series (Web series/TV series which are filmed and produced digitally).

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(4)	Adaptation rights and transaction rights of live-action online short video / online short video series: including all rights required for adaptation of film and television works, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Animation category is not included). The network short videos/network short video series referred to in this agreement includes short videos (only for network playback, using the network as the main communication platform, and using computers, mobile phones and various handheld electronic devices as the receiving terminal, including network short videos, network short video series, audio-visual works created in a similar way to the production of TV dramas. The finished product has a time-limited online short video series. The duration cannot exceed 15 minutes, or the length of each episode cannot exceed 15 minutes), film network series / TV series (Web short videos/web short video series which filmed in the form of film), digital web short videos/web short video series (web short videos/web short video series which are shot and produced digitally).

(5)	Adaptation rights and transaction rights of 2D/3D animation cinema films: including all rights required for adaptation of theatrical work, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Live action category is not included). The animation theatrical movies referred to in this agreement include animation theatrical movies (only for theatrical playback), film animation theatrical movies (Theatrical movies which shot in the form of film), digital animation theatrical movies (Animation theatrical films which are filmed and produced digitally).

(6)	Adaptation rights and transaction rights of 2D/3D animation web movies/animation-TV movies: including all rights required for adaptation of animation web movies/ animation-TV movie works, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Live action category is not included). The animation web movies/animation-TV movies referred to in this agreement include online movies (only for online playback, using the information network as the main dissemination platform, with computers, mobile phones and various handheld electronic devices as the receiving terminals, animation TV movies (TV broadcast only), Film Anime Web Movies/Anime TV Movies (Anime Web Movies/Anime TV Movies which shot on film), Digital Anime Web Movies/Anime TV Movies (Anime Web Movies/Anime TV Movies which shot and produced digitally).

(7)	Adaptation rights and transaction rights of 2D/3D animation web/TV series: including all rights required for adaptation of animation web/TV series, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Live-action adaption is not included). The animation web/TV series referred to in this agreement include series (only for online broadcast, using the information network as the main communication platform, and using computers, mobile phones and various handheld electronic devices as the receiving terminals, including animation web and TV series, similar audio-visual works created by the method of making a TV series), film anime web/TV series (on film), digital anime web series / anime TV series (produced digitally).

(8)	Adaptation rights and transaction rights of 2D/3D animation online short video/series: including all rights required for adaptation of video series, including reproduction rights, distribution rights, adaptation rights, filming rights, performance rights, trading rights, etc. (Live-action adaption is not included). The short animation online video/series referred to in this agreement includes short video (online only, using the internet as the main communication platform, and using computers, mobile phones and various handheld electronic devices as the receiving terminal, including animation online short video, animation online short video series, audio-visual works created by similar methods of filming TV dramas, finished animation short video online series with time limit, the duration cannot exceed 15 minutes or the length of each episode cannot exceed 15 minutes), film animation online series/animation TV series (film), digital anime web short video/anime web short video series (digitally produced).

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(9)	Adaptation rights and transaction rights of PC/VR/AR game: including all rights required for adaption of PC/VR/AR game, including reproduction rights, distribution rights, adaptation rights, compilation rights, and trading rights. The games referred to in this agreement include physical and digital PC games (including physical and digital PC standalone games, physical and digital PC online games, physical and digital PC online games (web games), physical and digital PC online games (social games)); the VR/AR games include all physical and mobile VR games (including physical and mobile standalone virtual VR/AR games, physical and mobile virtual VR/AR online games, physical and mobile virtual VR/AR online games (web games), physical and mobile virtual VR/AR online games (social games)).

(10)	Adaptation rights and transaction rights of mobile phone/tablet game: including all rights required for adaptation of phone/mobile tablet game, including reproduction rights, distribution rights, adaptation rights, compilation rights, and trading rights. The games referred to in this agreement include mobile phone/tablet games (including standalone mobile games, mobile terminal online games, online mobile games (web games), and online mobile games (social games)).

7.	“Purchase Price” means US$10million worth of Bonanza Goldfields Corp. (OTC: BONZ) shares at US$0.0043 to be transferred to the Vendor via transfer agent upon signing of the agreement or such other later date as is necessary to comply with all rules, regulations and laws of the United States of America.

8.	“Intellectual Property” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, U.R.L., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, whether registered or unregistered or domestic or foreign and includes but not limited to all rights in, to, or arising out of: (i) U.S. international or foreign patent or any application thereof and any and all reissues, divisions, continuations, renewals, extensions and continuations in-part thereof, (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data, (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefore in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world, (iv) trademarks, domain names, brands, or any other goodwill or franchise, whether registered or otherwise throughout the world, and (v) any other proprietary rights anywhere in the world.

9.	“DOT” means a non-fungible token using blockchain technology available on blockchain platforms with each non-fungible token having a unique identifier to reflect the digital ownership title to a tangible or an intangible asset.

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EXHIBIT A

Film Title	Production Year	Director	Main Actor
Comic Dreams of 97	1994	CHAN Ta	Siu Liu Ying, Li Zhongning, Yu Mo Lin
Green Apple	1985	YEUNG Kit	Kun-feng Wang, Chiang Ching-yen
The Poet	1998	Casey-Chan	Stephen Fung, Teresa Lee
Toothless Vampires	1987	LU Chun-ku	LAU Hark-sun, CHE Paul, CHAN Yee-hing
The Sichuan Concubines	1994	HO Fan	TAI Ji-ching, CHUE Ji-gong, NGOK Hung
Lust Queen	1987	CHEN Kao-kuei	Yip Yuk-mei, KUO Tsai-chen, CHAN Mei-lin
Naughty Girls	1983	Pa Shan	Stanley Fung, Chan On-ying, Jeem Yim
Member of Calling	1984	WANG Chung-kuang	TAM Xue-bin, CHIU Shun, SOO Li-mei
Sex Cruse	1998	FONG Yuen-shing	Pauline CHAN, Alvina KONG, CHO Cha-lee, Andy DAI
One Night Emperor	1986	LIN Hsiu-hsia	YANG Wen-suk, CHAN Wai-hung, WANG Chang-fang, CHU Lung
Fourteen Days in Hell	1993	HUA Meng-ying	CHAN Mei-lin, KUO Tsai-chen
Prostitute	1983	LAM Yee-hung	YIP Sin-yi Cindy, WONG Wab-choi, Riva Julie
Vietnamese Lady	1992	Ka Ka	GUO Qili, Melvin Wong, Ga Ling, CHAN Wing-Chun
The Wicked Lady	1988	XU Yu-long	LI Tao, LI Chiang, WANG Pao-yu
The Unpublicizable File	1993	Siu Wai Ma	Austin Wai, Yee San Ng, Ka-Kui Ho
Sweet Peach	1993	Lau Siu-Gwan	Charlie Cho, CHAN Pui-Kei, Rena Otomo
Honey Bee	1995	Guangcheng Xu	Lily Lee, Rena Otomo, Man Gui Hoh
Liu Chai Ghost Story	1993	Jingxiang Wen	Bik Wing Chung, Chung Ling Lee, Guanfei Sahng
Picking Up Girls	1994	LAU Keung-fu	OTOMO Nashina, CHO Cha-lee, TANG Dennis, CHAN Pui-ki
Hidden Passion	1991	Tung Ni Leung	Zhenwei Wu, Huixia Wu, Hong Chin

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